UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2018

Appian Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38098	54-1956084
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11955 Democracy Drive, Suite 1700,
Reston, Virginia	20190
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 442-8844

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§?230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§?240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 17, 2018, Appian Corporation (the “Company”), as tenant, and Tamares 7950 Owner LLC, as landlord (“Landlord”), entered into a Deed of Lease (the “Lease”) for certain premises consisting of approximately 176,222 square feet of space in an office building located at 7950 Jones Branch Drive, Tysons, Virginia 22102 (the “Premises”), to serve as the Company’s new corporate headquarters.

The Company can take possession of the Premises for purposes of building tenant improvements as early as October

1, 2018 or as late as December 1, 2018. The initial term of the Lease will commence no later than May 1, 2019, when the Company takes occupancy following the completion of such tenant improvements to the Premises, and expires 150 months later, unless earlier terminated, with an option to extend the Lease term for two consecutive five-year periods. No annual rent is due for the first 15 months of the initial term of the Lease, after which time the monthly base rent will be $450,835, subject to a 3% annual increase. If the initial term of the Lease is extended for one or both of the optional five-year periods, the rent will be adjusted based on fair market rental value. Within 12 months of the commencement of the initial term of the Lease, an additional 28,805 square feet of adjacent office space will be added to the Premises (the “Must-Take Space”). No annual rent is due for a prorated period of time following the addition of the Must-Take Space to the Premises, after which time the monthly base rent for the Must-Take Space will be $73,693, subject to a 3% annual increase. The Company will receive parking permits in accordance with the size of the Premises and will pay a monthly fee of approximately $87 per parking permit beginning 73 months following the commencement of the initial term of the Lease, subject to a 2.5% annual increase beginning 85 months following the commencement of the initial term of the Lease. The Company also has agreed to pay a portion of taxes and operating expenses paid or accrued in connection with the ownership of the Premises. The Landlord has agreed to make certain tenant improvement payments to the Company for purposes of defraying the Company’s cost to build out the Premises, the Must-Take Space and any other space leased by the Company pursuant to the Lease.

Provided that certain conditions are met, the Company has a right of first refusal to lease any vacant space located in the same building as the Premises and has the express right to expand the Premises to include up to three additional adjacent floors of office space, containing approximately 91,673 square feet of space in aggregate, as further described in the Lease. The Lease includes customary provisions providing for late fees for unpaid rent, Landlord access to the Premises, insurance obligations and events of default.

The foregoing description of the terms of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, a copy of which is attached hereto as Exhibit 10.1.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with entering into the Lease, the Company entered into a Third Amendment to Sublease (the “Termination Amendment”) with College Entrance Examination Board (“College Board”), which will terminate the Sublease Agreement, dated as of December 10, 2013, by and between the Company and College Board (as amended, the “Sublease”). Pursuant to the Termination Amendment, the Sublease will terminate in two stages, with the termination of a majority of the premises taking place on May 31, 2019, rather than July 31, 2021 as originally contemplated by the Sublease. The foregoing description of the terms of the Termination Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Termination Amendment, a copy of which is attached hereto as Exhibit 10.2.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Deed of Lease, dated April 17, 2018, between the Company and Tamares 7950 Owner LLC.

10.2	Third Amendment to Sublease, dated April 17, 2018, between the Company and College Entrance Examination Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Appian Corporation

Date: April 23, 2018	By:	/s/ Mark Lynch
Mark Lynch
Chief Financial Officer